Exhibit 10.17
SILVACO GROUP, INC.
EXECUTIVE CHANGE IN CONTROL PLAN
This Executive Change in Control Plan (this “Plan”) is adopted by Silvaco Group, Inc., a Delaware corporation (the “Company”), effective April 22, 2022 (the “Effective Date”). Those executive employees of the Company designated as “Executives” on Schedule A hereto (each an “Executive”) shall participate in the Plan.
The Compensation Committee (the “Committee”) of the Board Directors (the “Board”) of the Company may, in its sole and absolute discretion, designate additional executive employees of the Company to participate in the Plan. For purposes of this Plan, all references to the Company shall include the Company’s affiliates and subsidiaries unless the context otherwise requires.
RECITALS
The Company from time to time shall consider the possibility of an acquisition by another company or other change in control, whether before or after the listing of the Company’s stock for trading on a national securities exchange. The Board recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a change in control of the Company.
The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue the Executive’s employment with the Company and to motivate the Executive to maximize the value of the Company through an initial public offering and/or upon a change in control for the benefit of its stockholders. The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment following a change in control. These benefits shall provide the Executive with enhanced financial security and an incentive and encouragement to remain with the Company notwithstanding the possibility of a change in control.
Certain capitalized terms used in this Plan are defined in Section 5 below.
PLAN
1.    General.
(a)    Plan Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to amend, terminate and interpret the Plan, select and designate executive employees of the Company to participate in the Plan, and to make any and all other determinations necessary or advisable for the administration of the Plan. For the avoidance of doubt, the Committee shall have the authority to amend or terminate the Plan at any time and for any reason; provided, however, that except as otherwise permitted by the Plan or as required to comply with any applicable law, regulation or rule, the termination of the Plan, or any amendment thereof, shall not have a material adverse effect on the Executive’s benefits under the Plan without the Executive’s consent. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.
(b)    Term of Plan. The Plan shall have an initial term commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term, this Plan shall automatically renew for successive additional terms of five (5) years (each, an “Additional Term”) on the same terms and conditions, unless this Plan is either terminated or amended by the Committee in its sole discretion at the end of the Initial Term or an Additional Term, in which case this Plan shall either terminate at the end of the applicable term or continue under the new terms approved by the Committee. Notwithstanding the foregoing provisions, if a Change in Control occurs when there are fewer than twelve (12) months remaining in the Initial Term or an Additional Term, as applicable, then such Initial Term or Additional Term, as applicable, shall extend automatically through the date that is twelve (12) months following a Change in Control. If the Executive becomes entitled to benefits under Section 3 during the term of this Plan, this Plan shall not terminate with respect to such Executive until all of the obligations of the parties hereto with respect to this Plan have been satisfied.
2.    At-Will Employment. The Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without cause or notice. This Plan does not create any right to continued employment. Further, the Executive’s job performance or promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.
3.    IPO Benefits.
(a)    Acceleration of Service-Based Vesting. Upon the closing of an IPO prior to a Change in Control, the Executive shall be entitled to accelerated service-based vesting of the Executive’s Specified IPO Percentage (as shown on Schedule A) of the then unvested portion of the Executive’s RSU awards(s) outstanding as of the closing of the IPO, subject to the Executive’s continued employment through such closing. The unvested portion of the RSU award(s) that is not subject to acceleration of service-based vesting shall remain outstanding subject to continued service-based vesting.
4.    Change In Control Benefits.
(a)    Involuntary Termination in Connection with a Change in Control. If the Executive’s employment with the Company is terminated (i) by the Executive with Good Reason or by the Company without Cause, and (ii) such termination occurs within three (3) months prior, or on or within twelve (12) months following a Change in Control, the Executive shall be entitled to accelerated service-based vesting of the Executive’s Specified CIC Percentage (as shown on Schedule A) of the then unvested portion of the Executive’s RSU award(s) outstanding as of the closing of the Change in Control.

(b)    Other Terminations. In the event the Executive’s employment with the Company is terminated in any circumstance not addressed in Section 4(a) (for example, if the Executive’s employment is terminated by the Executive with Good Reason or by the Company without Cause at any time other than within three (3) months prior or on or within twelve (12) months following a Change in Control, or the Executive is subject to a Termination for Cause or voluntarily resigns other than for Good Reason, or in the event of the Executive’s death or disability), the Executive (or the Executive’s estate, as applicable) shall not be entitled to any benefits under the Plan.
5.    Definitions.
(a)    Cause. Solely for purposes of the Plan, “Cause” means:
(i)    the Executive’s willful material failure to perform the Executive’s stated duties, and the Executive’s inability or unwillingness to cure such failure to the reasonable satisfaction of the Company within thirty (30) days following written notice of such failure to the Executive from the Company;
(ii)    the Executive’s material violation of a Company written policy that has been made available to the Executive or material breach of any written agreement or covenant with the Company, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Executive;
(iii)    the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Executive’s performance of the Executive’s employment duties);
(iv)    the Executive’s commission of a willful act that constitutes gross misconduct and which is materially injurious to the Company;
(v)    the Executive’s commission of any act of fraud or embezzlement;
(vi)    the Executive’s commission of any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company; or
(vii)    the Executive’s willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees.
The Executive will be provided with notice and thirty calendar days opportunity to cure any event that is curable~~.~~
(b)    Change in Control. Solely for purposes of the Plan, “Change in Control” means the occurrence of any of the following events:
(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;
(ii)    The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company; or
(iii)    Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the United States Securities Exchange Act of 1934 (the “Exchange Act”))), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.
For purposes of hereof, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary thereof, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (3) Family Members of the Principal Stockholder (as defined below), any custodian or trustee wholly for the account or benefit of the Principal Stockholder or any such Family Members, or any trust, partnership, limited liability company or other entity wholly for the benefit of, or the ownership interests of which are owned wholly by, the Principal Stockholder or any such Family Members. For purposes hereof, “Principal Stockholder” means Katherine Ngai-Pesic and “Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
Notwithstanding the foregoing, the term “Change in Control” shall not include (a) a transaction the sole purpose of which is to change the state of the Company’s incorporation, (b) a transaction the sole purpose of which is to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (c) a transaction the sole purpose of which is to effect an IPO of the Company’s Stock.
(c)    Good Reason. Solely for purposes of the Plan, “Good Reason” means the occurrence of one or more of the following without the Executive’s written consent:

(i)    a material reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to similarly situated executives not to exceed 10%); or
(ii)    a material diminution in the Executive’s responsibilities, title, duties, and reporting lines; provided, however, that if the Executive is an executive of a division of the parent company group following a Change in Control (with no material reduction of the level of the Executive’s compensation or benefits or responsibilities and duties with respect to the Company’s business), such new role does not constitute Good Reason; or
(iii)    any breach by the Company of this Agreement.
In order for an event to qualify as “Good Reason,” the Executive must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Executive must resign within thirty (30) days following the end of the Cure Period.
(d)    IPO. For purposes of the Plan, “IPO” means an underwritten public offering by the Company of its securities that is registered under the United States Securities Act of 1933, as amended, including for this purpose an acquisition of Silvaco Group, Inc. by a Special Purpose Acquisition Company (SPAC), or any similarly-structured transaction.
(e)    RSUs. For purposes of the Plan, “RSU” means a liquidity contingent restricted stock unit award granted under the Stock Plan.
(f)    Stock Plan. Solely for purposes of the Plan, “Stock Plan” means the Company’s 2014 Stock Incentive Plan, as amended from time to time, or its successor.
6.    Limitation on Payments.
(a)    In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance and other benefits shall be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. In the event the Company is eligible to conduct a vote of the Company’s disinterested shareholders to approve any payments that are subject to the excise tax imposed by Section 4999 of the Code, the Company will use its best efforts to conduct such vote in a reasonable manner in an effort to secure shareholder approval such that such payments will not be subject to the excise tax imposed by Section 4999 of the Code.
(b)    If a reduction in severance and other benefits constituting “parachute payments” as defined in Section 280G of the Code is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following manner:
(i)    first a pro-rata reduction of cash payments subject to Section 409A of the Code as deferred compensation and cash payments not subject to Section 409A of the Code, and
(ii)    second a pro rata cancellation of (A) equity-based compensation subject to Section 409A of the Code as deferred compensation and (B) equity-based compensation not subject to Section 409A of the Code.
Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of the Executive’s equity award grant dates.
(c)    Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
7.    Section 409A. Notwithstanding anything to the contrary in this Plan, if the Company determines that the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) at the time of the Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such benefits shall be delayed until the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s termination of employment but prior to the six (6) month anniversary of the Executive’s termination of employment, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.
Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits payable under this Plan shall be considered due or payable until and unless the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A.
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of this Plan’s benefits shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right to amend this Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Executive under this Plan.
Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Plan that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.
8.    Release of Claims. The receipt of any payments and benefits pursuant to Section 4 is subject to the Executive’s compliance with the terms of any restrictive covenants to which the Executive is subject and the Executive signing and not revoking the Company’s standard release of claims in favor of the Company (the “Release”) substantially in the form attached as Exhibit A; provided that such Release is effective within sixty (60) days following the Executive’s termination of employment (the “Release Deadline”). No severance shall be paid or provided until the Release becomes effective. If the Release is not effective by the applicable Release Deadline, the Executive forfeits the Executive’s right to the applicable severance under this Plan
9.    Successors.
(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Plan by operation of law.
(b)    Executive’s Successors. The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given as follows (a) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Plan and (ii) the sender of such email does not receive a written notification of delivery failure, (b) if sent by a well-established commercial overnight service, on the date of delivery, or, if earlier, one (1) day after being sent, (c) if sent by registered or certified mail, three (3) days after being mailed, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Silvaco Group, Inc.
4701 Patrick Henry Drive, Building 23/24
Santa Clara, CA 95054
Attention: Global VP of HR
Email:
or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.
11.    Miscellaneous Provisions.
(a)    Other Agreements. To the extent that the Executive participates in any Company plan or has entered into another agreement with the Company that also provides for one or more of the severance benefits set forth in this Plan upon termination of employment, then with respect to each such payment or benefit, the Executive shall be entitled to receive either (i) such payment or benefit under such other agreement or (ii) the payment or benefit provided under this Plan, whichever of the foregoing results in the receipt by the Executive on an after-tax basis of the greater payment or benefit and subject to compliance with Section 409A, to the extent applicable, and provided that the Executive does not receive any duplication of payments or benefits. For the avoidance of doubt, in no event shall the Executive become entitled to a duplication of benefits under this Plan and any other severance plan or program of the Company. Notwithstanding any provision of this Plan to the contrary, to the extent that any Executive is entitled to any period of paid notice under federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act of 1988, the benefits and amounts payable under this Plan shall be reduced (but not below zero) by the base pay received by the Executive during the period of such paid notice.
(b)    Headings. All captions and section headings used in this Plan are for convenient reference only and do not form a part of this Plan.

(c)    Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(d)    Withholding. All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.
(e)    Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of California, without preference to principles of conflict of law.
(f)    Survival. Those provisions and obligations of this Plan which are intended to survive shall survive notwithstanding termination of the Executive’s employment with the Company or any of its affiliates or subsidiaries or the termination of this Plan.
(g)    No Effect on Other Benefits. Benefits under this Plan, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies or agreements, except to the extent expressly provided therein or herein.
(h)    ERISA. The Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, applicable to such an arrangement shall be applicable to the Plan.

To record the adoption of this Plan by the Board, the Company has caused its authorized officer to execute the same.

SILVACO GROUP, INC.

By:	/s/ Kathy Pesic
Kathy Pesic
Chairperson and Director

SCHEDULE A
EXECUTIVES
As of the Effective Date, the following executive employees of the Company are “Executives” for purposes of the Plan and shall have the “Specified IPO Percentages” and “Specified CIC Percentages” indicated below:

Executive	Specified IPO Percentage	Specified CIC Percentage
CEO Babak Taheri	50%	100%
CFO Robert McMullan	50%	100%
CTO Raul Camposano	50%	100%
VP Operations Brian Bradburn	25%	50%
SVP of Revenue Ian Chen	25%	50%
SVP/GM TCAD Eric Guichard	25%	50%
VP/GM IP BU Jeff Elias	25%	50%
VP/GM/EDA Thomas Blaesi	25%	50%
VP/Global HR Carrie Allegretti	25%	50%
VP/WW Marketing Farhad Hayat	25%	50%

Exhibit A:
FORM OF RELEASE OF CLAIMS [OVER 40]1

INSTRUCTIONS
•[You have up to 21 days to carefully review and decide of you will sign this Agreement]
•You should consult a financial advisor, accountant, attorney, or anyone else whose advice you need before making your decision
•If you accept this Agreement, sign and date it, and deliver the original document to Carrie Allegretti, Vice President of Global Human Resources.
•If you sign this Agreement, you have up to [seven] calendar days to change your mind. Any revocation must be in writing and delivered to Carrie Allegretti, Vice President of Global Human Resources, by the end of the seventh day after signing the Agreement. This Agreement shall not be effective or enforceable until the expiration of the revocation period.

•No payment will be paid under this Agreement until the [seven-day] revocation period has expired.

1.    I, [NAME], have read and represent that I understand the instructions included above.
2.    My employment with Silvaco, Inc. (“Silvaco” or “Company”) ends on [DATE].
3.    My group healthcare insurance will continue through [DATE], at no additional cost to me. To the extent provided by COBRA, applicable local law, and/or the terms of my current group health plan, I will be eligible to continue group health insurance benefits for a period of time at my own expense.
4.    The only benefits I will receive beyond salary and accrued unpaid Paid Time Off for service performed up to termination of employment (less applicable withholding) are provided by this Agreement and the Silvaco Group, Inc. Executive Change in Control Plan currently in effect (the “COC Plan”), provided a signed copy of this Agreement is delivered to Carrie Allegretti in the Human Resources Department within 21 days after receipt, and I do not revoke the Agreement.
5.    I will promptly return to Silvaco all documentation, equipment and other materials belonging to the Company.
1 Certain bracketed sections to be updated if employee is under 40.

6.    I understand and agree that I must continue to hold in the strictest confidence and must not disclose or make use of any of Silvaco’s proprietary information.
7.    [If I accept this Agreement, Silvaco will make a severance payment to me via an electronic deposit to my designated bank account in the amount of $[SEVERANCE AMOUNT], less required payroll deductions. This deposit will be made as soon as administratively feasible following the expiration of the [seven-day] revocation period.]2
8.    I agree that the [Severance Payment and] the benefits pursuant to the COC Plan I will receive in exchange for signing this Agreement (the “Severance Payment”) satisfies any and all legal obligations Silvaco and its affiliates, together with its/their respective officers, directors, shareholders, employees, attorneys or agents (collectively, the “Released Parties”) have, or may have had towards me, except for claims for vested benefits.
Accordingly, on my own behalf as an individual, and as a representative of any class, I waive and release the Released Parties from any and all claims, including but not limited to those arising out of or related to my employment with Silvaco and the termination of that employment. To the fullest extent permitted by law, such claims include, but are not limited to, claims for wages, earnouts, bonuses, overtime, vacation pay, sick leave, personal days, severance pay, health insurance, retaliation, harassment, sex discrimination, race discrimination, disability discrimination, discrimination in violation of the California Fair Employment and Housing Act and/or Title VII of the Civil Rights Act of 1964, age discrimination, discrimination in violation of the federal Age Discrimination in Employment Act (29 U.S.C. section 621 et. seq.), violation of the California Family Rights Act or the federal Family Medical Leave Act, wrongful termination, breach of contract, fraud, misrepresentation, breach of the covenant of good faith and fair dealing, whistleblower claims, or any other claim, whether based on contract, tort, federal or state statute or otherwise. I agree and promise that I will not file any lawsuit or other action asserting any such claim. I further acknowledge that the Severance Payment hereunder is given in exchange for my signing this Agreement, and I am not otherwise entitled to receive such Severance Payment from the Released Parties.
9.    [In compliance with the federal Older Workers’ Benefits Protection Act (29 U.S.C. §626(f)), I agree as follows:
(i)    In exchange for valuable consideration, I am knowingly and voluntarily waiving potential claims under the federal Age Discrimination in Employment Act arising prior to the date this Agreement is executed.
(ii)    I have been advised to consult with an attorney prior to executing this Agreement, and I have either consulted with an attorney or have voluntarily elected not to do so.
(iii)    I have been given at least 21 days to consider the terms of this.
2 If applicable

(iv)    I have seven days following the execution of this Agreement to revoke my waiver and release of rights to pursue a claim of age discrimination. I agree that any exercise of my right to revoke this Agreement will be communicated in writing, in the form of letter delivered to Carrie Allegretti, carrie.allegretti@silvaco.com, no later than 5:00 pm (PST) on the seventh day following the execution of this Agreement.]
10.     I further understand that various federal, state and local laws prohibit age, sex, national origin, race, and other forms of employment discrimination, harassment, and retaliation, and that these laws are enforced through the U.S. Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing (“DFEH”), and similar state and local agencies. I further understand that this Agreement is not intended to prevent me from initiating a proceeding or participating in any investigation conducted by the EEOC, the DFEH, or other similar agency; provided, however, that nothing in this Section limits or affects the finality or the scope of the release set forth in Section 8 above; and I acknowledge that I may not recover damages in any proceeding conducted or pursued by such agencies. I have voluntarily decided to accept Silvaco’s Severance Payment hereunder, and to waive and release the claims, if any, I may have under such laws.
11.    I acknowledge and agree that I may disclose confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. I may also disclose confidential information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal.  Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of confidential information that are expressly allowed by 18 U.S.C. § 1833(b). Further, the release set forth in Section 8 does not extend to claims for unemployment or workers’ compensation benefits or waive my right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.
12.    I hereby expressly waive the provisions of California Civil Code section 1542, and any similar provisions in other states or localities, which provide as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
13.    I agree to refrain from disparaging, defaming, libeling, slandering or making any unfavorable comments, in writing or orally, about Silvaco, its employees, operations, policies, or procedures, business practices, or about the Released Parties, or tortiously interfere with its contracts or prospective business relationships. However, nothing herein shall preclude me from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.
14.    The provisions of this Agreement set forth the entire agreement between me and the Released Parties concerning my Severance Payment hereunder, my employment, and the termination of my employment. Any other promises, written or oral, are replaced by the provisions of this Agreement, and are no longer effective unless they are contained in this Agreement. Notwithstanding the foregoing, the provisions pertaining to confidentiality of Silvaco information set forth Silvaco’s employee handbook remain in full force and effect, and are incorporated herein by reference.
15.    This Agreement shall be binding on me and Silvaco and upon our respective heirs, representatives, successors and assigns, and shall run to the benefit of each of the Released Parties and to their respective heirs, representatives, successors and assigns.
16.    This Agreement shall not constitute, operate or be construed as an admission by Silvaco that it has acted wrongfully or unlawfully regarding my employment and/or my termination.
17.    I understand that this is a confidential agreement and agree not to discuss its terms, including the amount paid to me, with anyone other than my attorneys, professional advisors, members of my immediate family, and tax and regulatory authorities. I may also disclose the terms of this Agreement in any proceeding arising under or pertaining to this Agreement, and in response to any subpoena or other compulsory legal process. Nothing in this Section is intended to restrict me from communicating with prospective employers and job referral sources about my job experience at Silvaco, the nature and extent of my job responsibilities, my performance, the dates of my employment, and the reasons for my separation from Silvaco.
18.    Silvaco and I agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any arbitrator, court or administrative agency of competent jurisdiction, or if any provision cannot be modified to be valid and enforceable, then that provision shall be deemed severed from this Agreement and the remainder of the Agreement shall remain in full force and effect.
19.    This Agreement may not be altered, amended or modified unless in a writing signed by the parties. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together will continue one and the same instrument.

Signatures may be transmitted by facsimile or electronic PDF transmission, which shall be considered originals.

Silvaco, Inc.

By	Date:

Babak Taheri, Chief Executive Officer

By signing below, I acknowledge that I am knowingly and voluntarily entering into this Agreement.

By		Date:

[NAME]	[NAME]